News Release
--------------------------------------------------------------------------------
For further information:

Anthony Sprauve
937-445-2311 (office)
937-223-1166 (home)
Anthony.Sprauve@DaytonOH.NCR.COM

For Release at 4 p.m. Wednesday, August 12, 1998
------------------------------------------------

         NCR Corporation Names David Bearman of Cardinal Health, Inc.
              Senior Vice President and Chief Financial Officer;
             He Replaces John L. Giering Who Retires in September

                 Gary Cotshott Leaving Customer Services Post

     Dayton, Ohio - NCR Corporation today appointed David Bearman, 52, senior vice president and chief financial officer effective September 1, 1998, to succeed John L. Giering, 54, who is retiring. Since 1989, Bearman has been executive vice president and chief financial officer of Cardinal Health, Inc., a $16 billion pharmaceutical services provider headquartered in Dublin, Ohio. He earlier spent 20 years with General Electric Company in a variety of financial and operational posts.
     Giering, who has been CFO since 1989, decided early this year to retire after a successor was found. Giering said he is thinking about a number of options other than full-time employment. He is continuing his involvement on non-profit boards of directors, and he will consider joining the boards of companies as well as part-time consulting in financial management and business operations.
     Meanwhile, Gary Cotshott, 47, senior vice president of worldwide customer services, will leave NCR to pursue other business interests that will be announced later.
     Joining NCR in 1980, Giering served as assistant corporate controller, director of finance and administration for the Europe sales and services operations, vice president and corporate controller, and president and general manager of NCR France before being appointed vice president and CFO in 1988. He was promoted to senior vice president and CFO in 1990.
     "John Giering has provided important leadership and continuity through turbulent periods," said NCR Chairman and CEO Lars Nyberg. "John was CFO for four different NCR chairmen before my arrival. Since I joined NCR in 1995, John has been at my side helping with our restructuring and subsequent spin off from AT&T in 1997 as well as the many changes we are making in operations to be more valuable to our customers and successful for our investors."
     "David Bearman is a strong leader who brings proven financial and business operations experience to NCR", added Nyberg. "Dave's experience at General Electric and at Cardinal Health, which has had rapid growth in recent years, is just what we need in our evolution to be a solutions company."


About NCR Corporation
      NCR Corporation (NYSE: NCR) is a recognized world leader in scalable data warehousing, self-service and store automation solutions for the retail, financial and communications industries and other select markets. NCR's solutions are built on the foundation of the company's long-established industry knowledge and consulting expertise, value-adding software, world-leading hardware technology, global customer support services and a complete line of consumable and media products. More information on NCR and its products can be found on the World Wide Web at: http://www.ncr.com

                                      ###